Exhibit 17(i)



                                                 (BULL LOGO)Merrill Lynch
                                                 Investment Managers



                                                 Semi-Annual Report
                                                 June 30, 2002




(BULL LOGO)Merrill Lynch
Investment Managers
---------------------------------------
[GRAPHIC OMITTED]


                                                 Merrill Lynch
This report is not authorized for use as         Global Bond Fund
an offer of sale or a solicitation of an         For Investment and
offer to buy shares of the Fund unless           Retirement
accompanied or preceded by the Fund's
current prospectus. Past performance
results shown in this report should not
be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.









Merrill Lynch Global Bond Fund
For Investment and Retirement
Box 9011
Princeton, NJ
08543-9011


_______________________________________
Printed on post-consumer recycled paper           www.mlim.ml.com

Merrill Lynch Global Bond Fund for Investment and Retirement


PORTFOLIO INFORMATION


Type of Issues*
As of June 30, 2002

                                           Percent of
Description                                Net Assets

U.S. Government & Agency Obligations          31.5%
Banks                                         11.5
Supranational                                 11.6
Sovereign Government Obligations              32.4



Geographical Diversification*
As of June 30, 2002

                                           Percent of
Country                                    Net Assets

Denmark                                       10.4%
Germany                                        6.0
Austria                                        4.0
Japan                                          5.9
United States                                 31.5
Spain                                          6.1
Sweden                                         8.1
Canada                                         2.7
Italy                                         12.3



Maturity of Investments*
As of June 30, 2002

                                           Percent of
Description                                Net Assets

0 yr - 1 yr                                   14.0%
1 yr - 5 yrs                                  49.1
5 yrs - 10 yrs                                21.9
10 yrs+                                       15.0


*Percent of net assets may not equal 100%.

Merrill Lynch Global Bond Fund for Investment and Retirement       June 30, 2002


DEAR SHAREHOLDER


Portfolio Matters
For the six months ended June 30, 2002, the Fund's Class A, Class B, Class C and Class D Shares had total returns of +8.03%, +7.75%, +7.59% and +7.90%, respectively, compared with a total return of +9.65% for the unmanaged J.P. Morgan Global Government Bond Index. (Fund results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 4 and 5 of this report to shareholders.)

The Fund remained neutral or slightly underweighted in dollar bloc bonds throughout the six-month period because of continuing market volatility and improving data. However, during the period yields fell as investors were wary about leaving the safety of bonds. We maintained an overweighted position in Europe during the first quarter of 2002 and then we established a modest underweighted position in the second quarter. Both positions detracted from performance. In the first quarter, inflationary concerns and the subsequent threat of increased interest rates hit bond markets. As these concerns abated in the second quarter, the bond markets reacted positively. The underweight duration position in the United Kingdom was increased to one-third year in February and then held for the rest of the period. However, UK yields fell across the curve with the exception of the short end, which detracted very slightly from performance. A one-third year underweight position in Japanese government bonds (JGBs) was maintained throughout the period because of continuing concerns over the fragile state of the Japanese economy. This was also a negative contributor, as JGBs performed moderately well. On the positive side, our overweighted position in the euro versus the U.S. dollar contributed to the overall performance of the Fund, as the dollar embarked on a slide during the second quarter.


Market Review
In the United States, the Treasury curve steepened, with the biggest fall in yields of 32 basis points (0.32%) seen on the two-year note, as the long-end barely moved. The Federal Reserve Board kept interest rates at their 40-year low of 1.75% throughout the six-month period, and most of the movement at the short end of the curve came from investors repricing interest rate expectations from the very aggressive increase expectations in the first quarter. Confidence in the strength of the recovery was undermined by some bad data releases, but perhaps more importantly by rising oil prices and falling equity markets. Later in the period there was a flight-to-quality effect because of concerns over further possible terrorist attacks and a continuation of tensions in the Middle East. Toward the end of the period bond markets were driven mainly by equity returns, which were volatile and suffered from 100+ point swings. This turbulent equity performance combined with some bad company results and accounting problems supported bond markets.

The European yield curve flattened during the period, underperforming at the short-end of the curve, which rose in places by nearly 40 basis points. The European Central Bank (ECB) held interest rates at 3.25%, although rhetoric became progressively more hawkish throughout the period. Toward the end of the period, the ECB's worries over inflation began to abate somewhat as encouraging inflation numbers were published in some of the member states and May's estimated Eurozone consumer price index figures pointed to the lowest expected inflation in five months, at 2.0%. There remain some potential threats to inflation in the Eurozone including rising oil prices and the threat of conflict in the Middle East and India/Pakistan.

Gilts performed well across all but the very shortest-dated maturities. Interest rates remained at the 4% 40-year low despite house prices continuing to rise at spectacular rates (19% year on year in May and 20% in June). Housing prices now seem to be increasingly disconnected from retail prices and sales, posing something of a dilemma to the Monetary Policy Committee. Rises in gilt yields toward the end of the period were capped by a huge increase in retail sales and higher-than-expected inflation. The concern for bond holders is that these factors will combine to mean that interest rates may rise sooner and faster than would otherwise have been the case.

JGBs performed moderately well across most of the curve, and outperformed more particularly at the long end. Yields on the 30-year JGB fell by 30 basis points--almost unheard of in recent times. The market experienced something of a sell-off in February after Moody's Investors Service, the credit rating agency, put Japanese sovereign debt on negative creditwatch. The troubled Japanese banking sector was then struck yet another blow in March, when Moody's warned that it would downgrade all of Japan's leading banks' financial

Merrill Lynch Global Bond Fund for Investment and Retirement       June 30, 2002


strength and junior securities ratings. The logic behind this move was the predicted increase in bad loans for this financial year, which would outweigh any optimism seen in the stock markets. In May, Moody's downgraded Japanese sovereign debt by two notches to A2, mainly because of concerns over the country's perceived inability to pay back its debt. The downgrade did little to move the markets, which had been pricing in this downgrade for some time. JGBs continue to be supported by domestic investors who make up 95% of the market and continue to look at debt as a safer alternative to banks or equities.

Credit markets had a volatile period, as the saga of Enron Corporation were swiftly backed-up by the problems at Tyco International Ltd. and WorldCom, Inc. Then the foreign exchange trading problems at Allied Irish Bank Group made investors distinctly nervous. Nerves turned to fear when the U.S. Justice Department charged Arthur Andersen LLP with obstruction of justice for allegedly destroying documents relating to Enron Corporation and the U.S. Securities and Exchange Commission commenced its investigation into WorldCom. These fears were realized in April when WorldCom and Tyco securities bottomed out. WorldCom bonds fell by 40% during April. The company announced a drop in profits in the first quarter and was downgraded by both Standard & Poor's and Moody's Investors Service. The problems carried on into June, when Tyco's chairman was indicted, causing the company's stock to plummet by 25%. The end of June brought allegations of fraudulent practices at the telecommunications giant WorldCom. The announcement caused an immediate reaction as already low investor confidence fell further and a flight to quality ensued. WorldCom bonds fell by 60% in one day, and a default on payments is widely expected before the next coupon date. Credit markets were adversely affected, with spreads widening across the board but especially on lower credit qualities. Predictably, telecommunications companies were the most severely affected by the troubles at WorldCom and telecommunications spreads widened to record lev els.

Currencies
Dollar weakness was the main trend of the currency markets during the six-month period ended June 30, 2002, especially in the second quarter. The euro appreciated by 11.5% during the period, and the yen by 9.3%. In June, the euro hit its highest level since February 2000, rising to 0.999 against the U.S. dollar at the end of the month before falling off. Hitting parity against the U.S. dollar is currently looking more likely. The Bank of Japan intervened twice in the currency markets in a halfhearted attempt to halt the strengthening trend of the yen, before enlisting the help of the Federal Reserve Board and the European Central Bank on the last day of June. All three banks sold yen in a massive attempt to weaken the currency. There was an immediate reaction as the currency fell back to just below 120 to the U.S. dollar. How long this effect will last remains to be seen. This is unlikely to be the last intervention by the Bank of Japan, as a strong yen will be dangerous for the fragile state of the Japanese economy. Should the yen fall below 115 to the U.S. dollar, exports will be hit hard and the already dubious economic recovery in Japan will be placed under severe pressure.

In Conclusion
We thank your for your investment in Merrill Lynch Global Bond Fund for Investment and Retirement, and we look forward to serving your investment needs in the months and years ahead.


Sincerely,



(Terry K. Glenn)
Terry K. Glenn
President and Trustee



(Gareth Fielding)
Gareth Fielding
Senior Vice President and
Portfolio Manager



August 7, 2002

Merrill Lynch Global Bond Fund for Investment and Retirement       June 30, 2002

PERFORMANCE DATA


About Fund Performance


Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing (SM) System, which offers four pricing alternatives:

o Class A Shares incur a maximum initial sales charge (front-end load) of 4% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors.

o Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.50% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately ten years. (There is no initial sales charge for automatic share conversions.)


o Class C Shares are subject to a distribution fee of 0.55% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

o Class D Shares incur a maximum initial sales charge of 4% and an account maintenance fee of 0.25% (but no distribution fee).

   None of the past results shown should be considered a representation of future performance. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.



Recent Performance Results*

                                                                       Ten-Year/
                                         6-Month        12-Month    Since Inception    Standardized
As of June 30, 2002                    Total Return   Total Return    Total Return     30-Day Yield
---------------------------------------------------------------------------------------------------
ML Global Bond Fund Class A Shares         +8.03%        +10.39%         +45.22%          1.91%
---------------------------------------------------------------------------------------------------
ML Global Bond Fund Class B Shares         +7.75         + 9.66          +34.54           1.22
---------------------------------------------------------------------------------------------------
ML Global Bond Fund Class C Shares         +7.59         + 9.47          +21.39           1.20
---------------------------------------------------------------------------------------------------
ML Global Bond Fund Class D Shares         +7.90         +10.11          +27.05           1.68
---------------------------------------------------------------------------------------------------

* Investment results shown do not reflect sales charges; results shown would be lower if a sales charge were included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. The Fund's ten-year/since inception periods are ten years for Class A & Class B Shares and from 10/21/94 for Class C & Class D Shares.

Merrill Lynch Global Bond Fund for Investment and Retirement       June 30, 2002


PERFORMANCE DATA (concluded)


Average Annual Total Return

--------------------------------------------------------------------
                                   % Return Without   % Return With
                                     Sales Charge     Sales Charge**
--------------------------------------------------------------------
Class A Shares*
--------------------------------------------------------------------
One Year Ended 6/30/02                  +10.39%           +5.97%
--------------------------------------------------------------------
Five Years Ended 6/30/02                +2.36             +1.52
--------------------------------------------------------------------
Ten Years Ended 6/30/02                 +3.80             +3.38
--------------------------------------------------------------------
 *Maximum sales charge is 4%.
**Assuming maximum sales charge.



                                        % Return        % Return
                                       Without CDSC    With CDSC**
--------------------------------------------------------------------
Class B Shares*
--------------------------------------------------------------------
One Year Ended 6/30/02                  +9.66%            +5.66%
--------------------------------------------------------------------
Five Years Ended 6/30/02                +1.56             +1.56
--------------------------------------------------------------------
Ten Years Ended 6/30/02                 +3.01             +3.01
--------------------------------------------------------------------

 *Maximum contingent deferred sales charge is 4% and is reduced to 0% after 4 years.
**Assuming payment of applicable contingent deferred sales charge.


--------------------------------------------------------------------
                                        % Return        % Return
                                       Without CDSC    With CDSC**
--------------------------------------------------------------------
Class C Shares*
--------------------------------------------------------------------
One Year Ended 6/30/02                  +9.47%            +8.47%
--------------------------------------------------------------------
Five Years Ended 6/30/02                +1.51             +1.51
--------------------------------------------------------------------
Inception (10/21/94) through 6/30/02    +2.55             +2.55
--------------------------------------------------------------------

 *Maximum contingent deferred sales charge is 1% and is reduced to 0% after 1 year.
**Assuming payment of applicable contingent deferred sales charge.


--------------------------------------------------------------------
                                   % Return Without   % Return With
                                     Sales Charge     Sales Charge**
--------------------------------------------------------------------
Class D Shares*
--------------------------------------------------------------------
One Year Ended 6/30/02                  +10.11%           +5.71%
--------------------------------------------------------------------
Five Years Ended 6/30/02                +2.10             +1.27
--------------------------------------------------------------------
Inception (10/21/94) through 6/30/02    +3.16             +2.62
--------------------------------------------------------------------
 *Maximum sales charge is 4%.
**Assuming maximum sales charge.

Merrill Lynch Global Bond Fund for Investment and Retirement                                                   June 30, 2002


SCHEDULE OF INVESTMENTS
---------------------------------------------------------------------------------------------------------------------------
                      Face                                                   Interest     Maturity               Percent of
                     Amount              Long-Term Obligations                 Rate         Date         Value   Net Assets
---------------------------------------------------------------------------------------------------------------------------
Austria
Banks            YEN  260,000,000   Oesterreich Kontrollbank                   1.80 %     3/22/2010   $  2,332,651     4.0%

---------------------------------------------------------------------------------------------------------------------------
                                    Total Investments in Austria (Cost--$2,299,205)                      2,332,651      4.0
---------------------------------------------------------------------------------------------------------------------------
Canada

Supranational    C$     2,275,000   Inter-American Development Bank            7.25      11/03/2003      1,560,495      2.7
---------------------------------------------------------------------------------------------------------------------------
                                    Total Investments in Canada (Cost--$1,513,318)                       1,560,495      2.7
---------------------------------------------------------------------------------------------------------------------------

Denmark

Banks            YEN  330,000,000   Deutsche Ausgleichsbank                    1.85       9/20/2010      2,967,274      5.1

Supranational    DKK   24,300,000   Realkredit Denmark                         4.00       1/01/2007      3,090,683      5.3
---------------------------------------------------------------------------------------------------------------------------
                                    Total Investments in Denmark (Cost--$5,640,725)                      6,057,957     10.4
---------------------------------------------------------------------------------------------------------------------------

Germany

Banks            EURO   1,400,000   Depfa Pfandbriefbank                       5.00       2/03/2005      1,405,979      2.4

Sovereign               1,010,000   Bundesrepublik Deutschland                 4.75       7/04/2028        917,552      1.6
Government              1,130,000   Bundesrepublik Deutschland                 5.50       1/04/2031      1,152,481      2.0
Obligations
---------------------------------------------------------------------------------------------------------------------------
                                    Total Investments in Germany (Cost--$3,246,364)                      3,476,012      6.0
---------------------------------------------------------------------------------------------------------------------------

Italy

Sovereign               1,945,000   Buoni Poliennali del Tesoro                4.50       3/01/2007      1,913,775      3.3
Government       YEN  310,000,000   Republic of Italy                          3.75       6/08/2005      2,859,899      5.0
Obligations           261,000,000   Republic of Italy                          1.80       2/23/2010      2,333,413      4.0
---------------------------------------------------------------------------------------------------------------------------
                                    Total Investments in Italy (Cost--$6,733,536)                        7,107,087     12.3
---------------------------------------------------------------------------------------------------------------------------

Japan

Sovereign             140,000,000   Kingdom of Spain                           4.75       3/14/2005      1,311,296      2.3
Government
Obligations

Supranational         230,000,000   Asian Development Bank                     3.125      6/29/2005      2,086,436      3.6
---------------------------------------------------------------------------------------------------------------------------
                                    Total Investments in Japan (Cost--$3,631,816)                        3,397,732      5.9
---------------------------------------------------------------------------------------------------------------------------

Spain

Sovereign        EURO   1,890,000   Spanish Government Bonds                   4.80      10/31/2006      1,887,281      3.2
Government              1,660,000   Spanish Government Bonds                   5.50       7/30/2017      1,668,762      2.9
Obligations
---------------------------------------------------------------------------------------------------------------------------
                                    Total Investments in Spain (Cost--$3,121,841)                        3,556,043      6.1
---------------------------------------------------------------------------------------------------------------------------

Merrill Lynch Global Bond Fund for Investment and Retirement                                                   June 30, 2002


SCHEDULE OF INVESTMENTS (concluded)
---------------------------------------------------------------------------------------------------------------------------
                     Face                                                    Interest     Maturity               Percent of
                     Amount              Long-Term Obligations                 Rate         Date         Value   Net Assets
---------------------------------------------------------------------------------------------------------------------------
Sweden

Sovereign        SEK   28,750,000   Swedish Government Bond                    3.50 %     4/20/2006   $  2,958,449     5.1%
Government             14,400,000   Swedish Government Bond                    8.00       8/15/2007      1,760,805      3.0
Obligations

                                    Total Investments in Sweden (Cost--$4,156,634)                       4,719,254      8.1
---------------------------------------------------------------------------------------------------------------------------

United States


U.S. Govern-     US$    1,859,000   U.S. Treasury Bonds                        8.00      11/15/2021      2,377,776      4.1
ment & Agency           2,310,000   U.S. Treasury Bonds                        6.25       5/15/2030      2,502,289      4.3
Obligations             3,693,000   U.S. Treasury Notes                        3.00       2/29/2004      3,714,493      6.4
                        3,868,000   U.S. Treasury Notes                        3.625      3/31/2004      3,927,799      6.8
                        1,490,000   U.S. Treasury Notes                        3.50      11/15/2006      1,463,460      2.5
                        3,071,000   U.S. Treasury Notes                        5.00       2/15/2011      3,122,980      5.4
---------------------------------------------------------------------------------------------------------------------------
                                    Total Investments in the United States (Cost--$16,940,237)          17,108,797     29.5
---------------------------------------------------------------------------------------------------------------------------
                                    Total Investments in Long-Term Obligations (Cost--$47,283,676)      49,316,028     85.0
---------------------------------------------------------------------------------------------------------------------------


                                         Short-Term Obligations
---------------------------------------------------------------------------------------------------------------------------
United States


U.S. Govern-     US$    1,200,000   U.S. Treasury Bills                        1.685      9/12/2002      1,195,961      2.0
ment & Agency
Obligations*
---------------------------------------------------------------------------------------------------------------------------
                                    Total Investments in Short-Term Obligations (Cost--$1,195,900)       1,195,961      2.0
---------------------------------------------------------------------------------------------------------------------------

Total Investments (Cost--$48,479,576)                                                                   50,511,989     87.0
Unrealized Appreciation on Forward Foreign Exchange Contracts--Net**                                       216,373      0.4
Other Assets Less Liabilities                                                                            7,298,832     12.6
                                                                                                      ------------   ------
Net Assets                                                                                            $ 58,027,194   100.0%

                                                                                                      ============   ======
---------------------------------------------------------------------------------------------------------------------------
*U.S. Government & Agency Obligations are traded on                **Forward foreign exchange contracts as of June 30, 2002
 a discount basis; the interest rate shown reflects                  were as follows:
 the discount rate paid at the time of purchase by
 the Fund.                                                           Foreign                   Expiration        Unrealized
                                                                     Currency Sold                Date          Depreciation

                                                                     SEK   49,821,000           July 2002       $   (219,284)
                                                                     YEN    3,638,800           July 2002               (958)
                                                                                                                -------------
                                                                     Total (US$ Commitment--$5,219,998)         $   (220,242)
                                                                                                                =============


                                                                     Foreign                   Expiration        Unrealized
                                                                     Currency Purchased           Date          Appreciation

                                                                     C$       210,000           July 2002       $       2,101
                                                                     DKK    6,000,000           July 2002              32,746
                                                                     EURO   6,997,000           July 2002             247,221
                                                                     POUND  2,100,000           July 2002              87,665
                                                                     YEN  215,600,000           July 2002              66,882
                                                                                                                -------------
                                                                     Total (US$ Commitment--$12,396,534)        $     436,615
                                                                                                                -------------
                                                                     Total Unrealized Appreciation on Forward
See Notes to Financial Statements.                                   Foreign Exchange Contracts--Net            $     216,373
                                                                                                                =============


Merrill Lynch Global Bond Fund for Investment and Retirement                                                    June 30, 2002


FINANCIAL INFORMATION


Statement of Assets and Liabilities as of June 30, 2002
---------------------------------------------------------------------------------------------------------------------------

Assets:         Investments, at value (identified cost--$48,479,576)                                         $   50,511,989
                Unrealized appreciation on forward foreign exchange contracts                                       216,373
                Cash                                                                                              2,838,889
                Foreign cash (cost--$1,626,406)                                                                   1,624,558
                Receivables:
                   Securities sold                                                         $    2,333,071
                   Interest                                                                       783,391
                   Beneficial interest sold                                                        13,421         3,129,883
                                                                                           --------------
                Prepaid registration fees                                                                            80,527
                                                                                                             --------------
                Total assets                                                                                     58,402,219
                                                                                                             --------------
---------------------------------------------------------------------------------------------------------------------------
Liabilities:    Payables:
                   Beneficial interest redeemed                                                   153,613
                   Forward foreign exchange contracts                                              29,446
                   Investment adviser                                                              26,094
                   Dividends to shareholders                                                       23,665
                   Distributor                                                                     17,208           250,026
                                                                                           --------------
                Accrued expenses                                                                                    124,999
                                                                                                             --------------
                Total liabilities                                                                                   375,025
                                                                                                             --------------
---------------------------------------------------------------------------------------------------------------------------
Net Assets:     Net assets                                                                                   $   58,027,194
                                                                                                             ==============
---------------------------------------------------------------------------------------------------------------------------
Net Assets      Class A Shares of beneficial interest, $.10 par value, unlimited
Consist of:     number of shares authorized                                                                   $     111,505
                Class B Shares of beneficial interest, $.10 par value, unlimited
                number of shares authorized                                                                         244,023
                Class C Shares of beneficial interest, $.10 par value, unlimited
                number of shares authorized                                                                          14,963
                Class D Shares of beneficial interest, $.10 par value, unlimited
                number of shares authorized                                                                         342,091
                Paid-in capital in excess of par                                                                 96,019,047
                Accumulated investment loss--net                                           $    (309,631)
                Accumulated realized capital losses on investments and foreign
                currency transactions--net                                                   (40,685,840)
                Unrealized appreciation on investments and foreign currency
                transactions--net                                                               2,291,036
                                                                                           --------------
                Total accumulated losses--net                                                                  (38,704,435)
                                                                                                             --------------
                Net assets                                                                                   $   58,027,194
                                                                                                             ==============
---------------------------------------------------------------------------------------------------------------------------
Net Asset       Class A--Based on net assets of $9,080,244 and 1,115,045 shares
Value:                   of beneficial interest outstanding                                                  $         8.14
                                                                                                             ==============
                Class B--Based on net assets of $19,876,969 and 2,440,231 shares
                         of beneficial interest outstanding                                                  $         8.15
                                                                                                             ==============
                Class C--Based on net assets of $1,217,952 and 149,627 shares
                         of beneficial interest outstanding                                                  $         8.14
                                                                                                             ==============
                Class D--Based on net assets of $27,852,029 and 3,420,908 shares
                         of beneficial interest outstanding                                                  $         8.14
                                                                                                             ==============
---------------------------------------------------------------------------------------------------------------------------
                See Notes to Financial Statements.


Merrill Lynch Global Bond Fund for Investment and Retirement                                                   June 30, 2002


FINANCIAL INFORMATION (continued)


Statement of Operations for the Six Months Ended June 30, 2002

Investment      Interest                                                                                     $      977,649
Income:
---------------------------------------------------------------------------------------------------------------------------
Expenses:       Investment advisory fees                                                   $      166,309
                Account maintenance and distribution fees--Class B                                 77,283
                Professional fees                                                                  48,397
                Accounting services                                                                42,212
                Transfer agent fees--Class D                                                       33,391
                Account maintenance fees--Class D                                                  32,110
                Transfer agent fees--Class B                                                       31,474
                Printing and shareholder reports                                                   26,719
                Registration fees                                                                  25,146
                Transfer agent fees--Class A                                                       11,039
                Trustees' fees and expenses                                                        10,314
                Custodian fees                                                                      6,481
                Account maintenance and distribution fees--Class C                                  2,633
                Pricing services                                                                    1,622
                Transfer agent fees--Class C                                                          955
                Other                                                                               7,817
                                                                                           --------------
                Total expenses                                                                                      523,902
                                                                                                             --------------
                Investment income--net                                                                              453,747
                                                                                                             --------------
---------------------------------------------------------------------------------------------------------------------------
Realized &      Realized gain (loss) on:
Unrealized         Investments--net                                                              (33,105)
Gain (Loss) on     Foreign currency transactions--net                                              20,367          (12,738)
Investments &                                                                              --------------
Foreign         Change in unrealized appreciation/depreciation on:
Currency           Investments--net                                                             3,479,302
Transactions--     Foreign currency transactions--net                                             319,928         3,799,230
Net:                                                                                       --------------    --------------
                Total realized and unrealized gain on investments and foreign
                currency transactions--net                                                                        3,786,492
                                                                                                             --------------
                Net Increase in Net Assets Resulting from Operations                                         $    4,240,239
                                                                                                             ==============
---------------------------------------------------------------------------------------------------------------------------
                See Notes to Financial Statements.


Merrill Lynch Global Bond Fund for Investment and Retirement                                                 June 30, 2002


FINANCIAL INFORMATION (continued)


Statements of Changes in Net Assets

                                                                                            For the Six          For the
                                                                                            Months Ended        Year Ended
                                                                                              June 30,         December 31,
Increase (Decrease) in Net Assets:                                                              2002               2001
---------------------------------------------------------------------------------------------------------------------------
Operations:     Investment income--net                                                     $      453,747    $    1,592,758
                Realized loss on investments and foreign currency transactions--net              (12,738)       (5,652,478)
                Change in unrealized appreciation/depreciation on investments and
                foreign currency transactions--net                                              3,799,230         1,049,851
                                                                                           --------------    --------------
                Net increase (decrease) in net assets resulting from operations                 4,240,239       (3,009,869)
                                                                                           --------------    --------------
---------------------------------------------------------------------------------------------------------------------------
Dividends to    Investment income--net:
Shareholders:      Class A                                                                       (86,242)                --
                   Class B                                                                      (128,448)                --
                   Class C                                                                        (3,876)                --
                   Class D                                                                      (228,506)                --
                Return of capital--net:
                   Class A                                                                             --         (283,999)
                   Class B                                                                             --         (611,668)
                   Class C                                                                             --           (9,896)
                   Class D                                                                             --         (675,162)
                                                                                           --------------    --------------
                Net decrease in net assets resulting from dividends to shareholders             (447,072)       (1,580,725)
                                                                                           --------------    --------------
---------------------------------------------------------------------------------------------------------------------------
Beneficial      Net decrease in net assets derived from beneficial interest
Interest        transactions                                                                  (4,797,884)      (14,908,274)
Transactions:                                                                              --------------    --------------
---------------------------------------------------------------------------------------------------------------------------
Net Assets:     Total decrease in net assets                                                  (1,004,717)      (19,498,868)
                Beginning of period                                                            59,031,911        78,530,779
                                                                                           --------------    --------------
                End of period*                                                             $   58,027,194    $   59,031,911
                                                                                           ==============    ==============
---------------------------------------------------------------------------------------------------------------------------
                *Accumulated investment loss--net                                          $    (309,631)    $    (316,306)
                                                                                           ==============    ==============
---------------------------------------------------------------------------------------------------------------------------
                 See Notes to Financial Statements.


Merrill Lynch Global Bond Fund for Investment and Retirement                                                  June 30, 2002


FINANCIAL INFORMATION (continued)
---------------------------------------------------------------------------------------------------------------------------

Financial Highlights


                                                                                       Class A
                                                             --------------------------------------------------------------
The following per share data and ratios                       For the
have been derived from information                           Six Months
provided in the financial statements.                          Ended               For the Year Ended December 31,
                                                              June 30,    -------------------------------------------------
Increase (Decrease) in Net Asset Value:                         2002         2001         2000         1999          1998
---------------------------------------------------------------------------------------------------------------------------
Per Share       Net asset value, beginning of period         $     7.61   $     8.13   $     8.46   $     9.66   $     9.12
Operating                                                    ----------   ----------   ----------   ----------   ----------
Performance:    Investment income--net                            .08++          .22          .36          .45          .52

                Realized and unrealized gain (loss)
                on investments and foreign currency
                transactions--net                                   .53        (.52)        (.33)       (1.20)          .54
                                                             ----------   ----------   ----------   ----------   ----------
                Total from investment operations                    .61        (.30)          .03        (.75)         1.06
                                                             ----------   ----------   ----------   ----------   ----------
                Less dividends:
                   Investment income--net                         (.08)           --           --        (.34)        (.52)
                   Return of capital--net                            --        (.22)        (.36)        (.11)           --
                                                             ----------   ----------   ----------   ----------   ----------
                Total dividends                                   (.08)        (.22)        (.36)        (.45)        (.52)
                                                             ----------   ----------   ----------   ----------   ----------
                Net asset value, end of period               $     8.14   $     7.61   $     8.13    $    8.46   $     9.66
                                                             ==========   ==========   ==========   ==========   ==========
---------------------------------------------------------------------------------------------------------------------------
Total           Based on net asset value per share            8.03%++++      (3.78%)         .52%      (7.92%)       11.99%
Investment                                                   ==========   ==========   ==========   ==========   ==========
Return:**
---------------------------------------------------------------------------------------------------------------------------
Ratios to       Expenses                                         1.47%*        1.40%        1.07%        1.06%         .92%
Average                                                      ==========   ==========   ==========   ==========   ==========
Net Assets:     Investment income--net                           2.03%*        2.79%        4.50%        5.02%        5.57%
                                                             ==========   ==========   ==========   ==========   ==========
---------------------------------------------------------------------------------------------------------------------------
Supplemental    Net assets, end of period (in thousands)     $    9,080   $    8,815   $   11,517   $   16,776   $   26,289
Data:                                                        ==========   ==========   ==========   ==========   ==========
                Portfolio turnover                              113.08%      124.66%      221.49%      138.81%      129.20%
                                                             ==========   ==========   ==========   ==========   ==========
---------------------------------------------------------------------------------------------------------------------------
               *Annualized.
              **Total investment returns exclude the effects of sales charges.
              ++Based on average shares outstanding.
            ++++Aggregate total investment return.

                See Notes to Financial Statements.


Merrill Lynch Global Bond Fund for Investment and Retirement                                                  June 30, 2002


FINANCIAL INFORMATION (continued)


Financial Highlights (continued)


                                                                                       Class B
                                                             --------------------------------------------------------------
The following per share data and ratios                       For the
have been derived from information                           Six Months
provided in the financial statements.                          Ended               For the Year Ended December 31,
                                                              June 30,    -------------------------------------------------
Increase (Decrease) in Net Asset Value:                         2002         2001         2000         1999          1998
---------------------------------------------------------------------------------------------------------------------------
Per Share       Net asset value, beginning of period         $     7.61   $     8.13   $     8.47   $     9.66   $     9.12
Operating                                                    ----------   ----------   ----------   ----------   ----------
Performance:    Investment income--net                            .05++          .15          .29          .38          .45
                Realized and unrealized gain (loss)
                on investments and foreign currency
                transactions--net                                   .54        (.52)        (.34)       (1.19)          .54
                                                             ----------   ----------   ----------   ----------   ----------
                Total from investment operations                    .59        (.37)        (.05)        (.81)          .99
                                                             ----------   ----------   ----------   ----------   ----------
                Less dividends:
                   Investment income--net                         (.05)           --           --        (.28)        (.45)
                   Return of capital--net                            --        (.15)        (.29)        (.10)           --
                                                             ----------   ----------   ----------   ----------   ----------
                Total dividends                                   (.05)        (.15)        (.29)        (.38)        (.45)
                                                             ----------   ----------   ----------   ----------   ----------
                Net asset value, end of period               $     8.15   $     7.61   $     8.13   $     8.47   $     9.66
                                                             ==========   ==========   ==========   ==========   ==========
---------------------------------------------------------------------------------------------------------------------------
Total           Based on net asset value per share            7.75%++++      (4.53%)       (.38%)      (8.53%)       11.13%
Investment                                                   ==========   ==========   ==========   ==========   ==========
Return:**
---------------------------------------------------------------------------------------------------------------------------
Ratios to       Expenses                                         2.27%*        2.18%        1.86%        1.84%        1.71%
Average                                                      ==========   ==========   ==========   ==========   ==========
Net Assets:     Investment income--net                           1.27%*        2.02%        3.71%        4.24%        4.80%
                                                             ==========   ==========   ==========   ==========   ==========
---------------------------------------------------------------------------------------------------------------------------
Supplemental    Net assets, end of period (in thousands)     $   19,877   $   24,148   $   38,426   $   62,822   $  110,620
Data:                                                        ==========   ==========   ==========   ==========   ==========
                Portfolio turnover                              113.08%      124.66%      221.49%      138.81%      129.20%
                                                             ==========   ==========   ==========   ==========   ==========
---------------------------------------------------------------------------------------------------------------------------
                *Annualized.
               **Total investment returns exclude the effects of sales charges.
               ++Based on average shares outstanding.
             ++++Aggregate total investment return.

                 See Notes to Financial Statements.



Merrill Lynch Global Bond Fund for Investment and Retirement                                                  June 30, 2002


FINANCIAL INFORMATION (continued)


Financial Highlights (continued)


                                                                                       Class C
                                                             --------------------------------------------------------------
The following per share data and ratios                       For the
have been derived from information                           Six Months
provided in the financial statements.                          Ended               For the Year Ended December 31,
                                                              June 30,    -------------------------------------------------
Increase (Decrease) in Net Asset Value:                         2002         2001         2000         1999          1998
---------------------------------------------------------------------------------------------------------------------------
Per Share       Net asset value, beginning of period         $     7.61   $     8.13   $     8.46   $     9.66   $     9.12
Operating                                                    ----------   ----------   ----------   ----------   ----------
Performance:    Investment income--net                            .05++          .15          .29          .37          .45
                Realized and unrealized gain (loss)
                on investments and foreign currency
                transactions--net                                   .52        (.52)        (.33)       (1.20)          .54
                                                             ----------   ----------   ----------   ----------   ----------
                Total from investment operations                    .57        (.37)        (.04)        (.83)          .99
                                                             ----------   ----------   ----------   ----------   ----------
                Less dividends:
                   Investment income--net                         (.04)           --           --        (.28)        (.45)
                   Return of capital--net                            --        (.15)        (.29)        (.09)           --
                                                             ----------   ----------   ----------   ----------   ----------
                Total dividends                                   (.04)        (.15)        (.29)        (.37)        (.45)
                                                             ----------   ----------   ----------   ----------   ----------
                Net asset value, end of period               $     8.14   $     7.61   $     8.13   $     8.46   $     9.66
                                                             ==========   ==========   ==========   ==========   ==========
---------------------------------------------------------------------------------------------------------------------------
Total           Based on net asset value per share            7.59%++++      (4.59%)       (.32%)      (8.69%)       11.07%
Investment                                                   ==========   ==========   ==========   ==========   ==========
Return:**
---------------------------------------------------------------------------------------------------------------------------
Ratios to       Expenses                                         2.29%*        2.26%        1.91%        1.89%        1.75%
Average                                                      ==========   ==========   ==========   ==========   ==========
Net Assets:     Investment income--net                           1.20%*        1.89%        3.65%        4.19%        4.74%
                                                             ==========   ==========   ==========   ==========   ==========
---------------------------------------------------------------------------------------------------------------------------
Supplemental    Net assets, end of period (in thousands)     $    1,218    $     565    $     407    $     785   $    1,848
Data:                                                        ==========   ==========   ==========   ==========   ==========
                Portfolio turnover                              113.08%      124.66%      221.49%      138.81%      129.20%
                                                             ==========   ==========   ==========   ==========   ==========
---------------------------------------------------------------------------------------------------------------------------
                *Annualized.
               **Total investment returns exclude the effects of sales charges.
               ++Based on average shares outstanding.
             ++++Aggregate total investment return.

                 See Notes to Financial Statements.


Merrill Lynch Global Bond Fund for Investment and Retirement                                                  June 30, 2002


FINANCIAL INFORMATION (concluded)


Financial Highlights (concluded)


                                                                                       Class D
                                                             --------------------------------------------------------------
The following per share data and ratios                       For the
have been derived from information                           Six Months
provided in the financial statements.                          Ended               For the Year Ended December 31,
                                                              June 30,    -------------------------------------------------
Increase (Decrease) in Net Asset Value:                         2002         2001         2000         1999          1998
---------------------------------------------------------------------------------------------------------------------------
Per Share       Net asset value, beginning of period         $     7.61   $     8.13   $     8.46   $     9.66   $     9.11
Operating                                                    ----------   ----------   ----------   ----------   ----------
Performance:    Investment income--net                            .07++          .20          .32          .43          .50
                Realized and unrealized gain (loss)
                on investments and foreign currency
                transactions--net                                   .53        (.52)        (.33)       (1.20)          .55
                                                             ----------   ----------   ----------   ----------   ----------
                Total from investment operations                    .60        (.32)        (.01)        (.77)         1.05

                                                             ----------   ----------   ----------   ----------   ----------
                Less dividends:
                   Investment income--net                         (.07)           --           --        (.32)        (.50)
                   Return of capital--net                            --        (.20)        (.32)        (.11)           --
                                                             ----------   ----------   ----------   ----------   ----------
                Total dividends                                   (.07)        (.20)        (.32)        (.43)        (.50)
                                                             ----------   ----------   ----------   ----------   ----------
                Net asset value, end of period               $     8.14   $     7.61   $     8.13   $     8.46   $     9.66
                                                             ==========   ==========   ==========   ==========   ==========
---------------------------------------------------------------------------------------------------------------------------
Total           Based on net asset value per share            7.90%++++      (4.02%)         .27%      (8.15%)       11.84%
Investment                                                   ==========   ==========   ==========   ==========   ==========
Return:**
---------------------------------------------------------------------------------------------------------------------------
Ratios to       Expenses                                         1.72%*        1.65%        1.32%        1.31%        1.17%
Average                                                      ==========   ==========   ==========   ==========   ==========
Net Assets:     Investment income--net                           1.80%*        2.52%        4.25%        4.77%        5.32%
                                                             ==========   ==========   ==========   ==========   ==========
---------------------------------------------------------------------------------------------------------------------------
Supplemental    Net assets, end of period (in thousands)     $   27,852   $   25,504   $   28,181   $   34,894   $   48,724
Data:                                                        ==========   ==========   ==========   ==========   ==========
                Portfolio turnover                              113.08%      124.66%      221.49%      138.81%      129.20%
                                                             ==========   ==========   ==========   ==========   ==========
---------------------------------------------------------------------------------------------------------------------------
                *Annualized.
               **Total investment returns exclude the effects of sales charges.
               ++Based on average shares outstanding.
             ++++Aggregate total investment return.

                 See Notes to Financial Statements.

Merrill Lynch Global Bond Fund for Investment and Retirement       June 30, 2002


NOTES TO FINANCIAL STATEMENTS


1. Significant Accounting Policies: Merrill Lynch Global Bond Fund for Investment and Retirement (the "Fund") is registered under the Investment Company Act of 1940 as a non-diversified, open-end management investment company. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The Fund offers four classes of shares under the Merrill Lynch Select Pricing (SM)System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. Income, expenses (other than expenses attributable to a specific class) and realized and unrealized gains and losses on investments and foreign currency transactions are allocated daily to each class based on its relative net assets. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of securities--Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. Portfolio securities that are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Trustees of the primary market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Options purchased are valued at the last sale price in the case of exchange-traded options or, in the case of options traded in the over-the-counter market, the last bid price. Other investments, including futures contracts and related options, are stated at market value or otherwise at the fair value at which it is expected they may be resold, as determined in good faith by or under the direction of the Board of Trustees. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Fund's Board of Trustees.

(b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Fund is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

o Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. The contract is marked-to-market daily and the change in market value is recorded by the Fund as an unrealized gain or loss. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value at the time it was opened and the value at the time it was closed.

o Foreign currency options and futures--The Fund may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-U.S. dollar denominated securities owned by the Fund, sold by the Fund but not yet delivered, or committed or anticipated to be purchased by the Fund.

* Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts as a hedge against adverse changes in interest rates. A futures contract

Merrill Lynch Global Bond Fund for Investment and Retirement       June 30, 2002
is an agreement between two parties to buy and sell a security, respectively, for a set price on a future date. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

o Options--The Fund is authorized to write and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written.

When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

(c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into U.S. dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Interest income is recognized on the accrual basis.

(f) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(g) Dividends and distributions--Dividends from net investment income are declared daily and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates.


2. Investment Advisory Agreement and Transactions with Affiliates:
The Fund has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with FAM Distributors, Inc. ("FAMD" or the "Distributor"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.


MLIM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee of ..60%, on an annual basis, of the average daily value of the Fund's net assets.

Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and

Merrill Lynch Global Bond Fund for Investment and Retirement       June 30, 2002


paid monthly at annual rates based upon the average daily net assets of the shares as follows:

--------------------------------------------------------
                               Account
                             Maintenance   Distribution
                                 Fee            Fee
--------------------------------------------------------
Class B                          .25%           .50%
Class C                          .25%           .55%
Class D                          .25%             --
--------------------------------------------------------

Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the six months ended June 30, 2002, FAMD earned underwriting discounts and MLPF&S earned dealer concessions on sales of the Fund's Class D Shares as follows:

--------------------------------------------------------
                                 FAMD          MLPF&S
--------------------------------------------------------
Class D                          $198          $2,648
--------------------------------------------------------

For the six months ended June 30, 2002, MLPF&S received contingent deferred sales charges of $3,334 and $98 relating to transactions in Class B and Class C Shares, respectively.

For the six months ended June 30, 2002, Merrill Lynch Security Pricing Service, an affiliate of MLPF&S, earned $242 for providing security price quotations to complete the Fund's net asset value.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

For the six months ended June 30, 2002, the Fund reimbursed MLIM $3,949 for certain accounting services.

Certain officers and/or trustees of the Fund are officers and/or directors of MLIM, PSI, FAMD, FDS, and/or ML & Co.

3. Investments:
Purchases and sales of investments, excluding short-term securities, for the six months ended June 30, 2002 were $57,508,076 and $69,651,608, respectively.

Net realized gains (losses) for the six months ended June 30, 2002 and net unrealized gains as of June 30, 2002 were as follows:

-------------------------------------------------------------------
                                       Realized
                                        Gains          Unrealized
                                       (Losses)          Gains
-------------------------------------------------------------------
Investments:
   Long-term                       $    (33,123)      $   2,032,352
   Short-term                                18                  61
                                   -------------      -------------
Total investments                       (33,105)          2,032,413
                                   -------------      -------------
Currency transactions:
   Foreign currency
   transactions                        (240,491)             42,250
   Forward foreign exchange
   contracts                            260,858             216,373
                                   -------------      -------------
Total currency transactions              20,367             258,623
                                   -------------      -------------
Total                              $    (12,738)      $   2,291,036
                                   =============      =============
-------------------------------------------------------------------

As of June 30, 2002, net unrealized appreciation for Federal income tax purposes aggregated $1,966,191, of which $2,253,554 related to appreciated securities and $287,363 related to depreciated securities. The aggregate cost of investments at June 30, 2002 for Federal income tax purposes was $48,545,798.


4. Beneficial Interest Transactions:
Net decrease in net assets derived from beneficial interest transactions was $4,797,884 and $14,908,274 for the six months ended June 30, 2002 and for the year ended December 31, 2001, respectively.

Transactions in shares of capital for each class were as follows:

--------------------------------------------------------------------
Class A Shares for the Six Months                         Dollar
Ended June 30, 2002                       Shares          Amount
--------------------------------------------------------------------
Shares sold                              159,213      $   1,222,336
Shares issued to shareholders
in reinvestment of dividends               4,217             32,143
                                   -------------      -------------
Total issued                             163,430          1,254,479
Shares redeemed                         (207,117)        (1,576,516)
                                   -------------      -------------
Net decrease                             (43,687)      $   (322,037)
                                   =============      =============
--------------------------------------------------------------------

Merrill Lynch Global Bond Fund for Investment and Retirement       June 30, 2002


NOTES TO FINANCIAL STATEMENTS (concluded)

--------------------------------------------------------------------
Class A Shares for the Year                               Dollar
Ended December 31, 2001                   Shares          Amount
--------------------------------------------------------------------
Shares sold                              338,085      $   2,682,717
Shares issued to shareholders
in reinvestment of dividends              15,382            120,121
                                   -------------      -------------
Total issued                             353,467          2,802,838
Shares redeemed                         (611,782)        (4,807,425)
                                   -------------      -------------
Net decrease                            (258,315)      $ (2,004,587)
                                   =============      =============
--------------------------------------------------------------------

--------------------------------------------------------------------
Class B Shares for the Six Months                         Dollar
Ended June 30, 2002                       Shares          Amount
--------------------------------------------------------------------
Shares sold                               38,855      $     299,410
Shares issued to shareholders
in reinvestment of dividends               8,722             66,463
                                   -------------      -------------
Total issued                              47,577            365,873
Automatic conversion of shares          (417,585)        (3,186,586)
Shares redeemed                         (363,265)        (2,769,179)
                                   -------------      -------------
Net decrease                           (733,273)      $ (5,589,892)
                                   =============      =============
--------------------------------------------------------------------

--------------------------------------------------------------------
Class B Shares for the Year                               Dollar
Ended December 31, 2001                   Shares          Amount
--------------------------------------------------------------------
Shares sold                               83,072      $     656,472
Shares issued to shareholders
in reinvestment of dividends              40,013            313,370
                                   -------------      -------------
Total issued                             123,085            969,842
Automatic conversion of shares          (639,208)        (5,048,243)
Shares redeemed                       (1,037,154)        (8,152,105)
                                   -------------      -------------
Net decrease                          (1,553,277)      $(12,230,506)
                                   =============      =============
--------------------------------------------------------------------

--------------------------------------------------------------------
Class C Shares for the Six Months                         Dollar
Ended June 30, 2002                       Shares          Amount
--------------------------------------------------------------------
Shares sold                               82,438      $     643,675
Shares issued to shareholders
in reinvestment of dividends                 356              2,719
                                   -------------      -------------
Total issued                              82,794            646,394
Shares redeemed                           (7,486)           (56,969)
                                   -------------      -------------
Net increase                              75,308      $     589,425
                                   =============      =============
--------------------------------------------------------------------

--------------------------------------------------------------------
Class C Shares for the Year                               Dollar
Ended December 31, 2001                   Shares          Amount
--------------------------------------------------------------------
Shares sold                               43,912      $     345,003
Shares issued to shareholders
in reinvestment of dividends                 957              7,485
                                   -------------      -------------
Total issued                              44,869            352,488
Shares redeemed                          (20,684)          (161,855)
                                   -------------      -------------
Net increase                              24,185      $     190,633
                                   =============      =============
--------------------------------------------------------------------

--------------------------------------------------------------------
Class D Shares for the Six Months                         Dollar
Ended June 30, 2002                       Shares          Amount
--------------------------------------------------------------------
Shares sold                               82,851      $     638,666
Automatic conversion of shares           417,705          3,186,586
Shares issued to shareholders
in reinvestment of dividends              18,331            139,742
                                   -------------      -------------
Total issued                             518,887          3,964,994
Shares redeemed                         (451,252)        (3,440,374)
                                   -------------      -------------
Net increase                              67,635      $     524,620
                                   =============      =============
--------------------------------------------------------------------

--------------------------------------------------------------------
Class D Shares for the Year                               Dollar
Ended December 31, 2001                   Shares          Amount
--------------------------------------------------------------------
Shares sold                               36,281      $     282,741
Automatic conversion of shares           639,577          5,048,243
Shares issued to shareholders
in reinvestment of dividends              55,944            437,560
                                   -------------      -------------
Total issued                             731,802          5,768,544
Shares redeemed                         (846,529)        (6,632,358)
                                   -------------      -------------
Net decrease                            (114,727)      $   (863,814)
                                   =============      =============
--------------------------------------------------------------------

5. Short-Term Borrowings:
The Fund, along with certain other funds managed by MLIM and its affiliates, is a party to a $1,000,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 30, 2001, the credit agreement was renewed for one year under the same terms. The Fund did not borrow under the credit agreement during the six months ended June 30, 2002.


6. Capital Loss Carryforward:
On December 31, 2001, the Fund had a net capital loss carryforward of approximately $40,672,248, of which $23,790,675 expires in 2002, $10,514,501 expires in 2005, $3,475,027 expires in 2007, $2,499,201 expires in 2008 and
$392,844 expires 2009. This amount will be available to offset like amounts of any future taxable gains.

Merrill Lynch Global Bond Fund for Investment and Retirement       June 30, 2002


OFFICERS AND TRUSTEES


Terry K. Glenn, President and Trustee
Ronald W. Forbes, Trustee
Cynthia A. Montgomery, Trustee
Charles C. Reilly, Trustee
Kevin A. Ryan, Trustee
Roscoe S. Suddarth, Trustee
Richard R. West, Trustee
Edward D. Zinbarg, Trustee
Gareth Fielding, Senior Vice President
Donald C. Burke, Vice President and Treasurer
David Clayton, Secretary


Custodian
State Street Bank and Trust Company
P.O. Box 351
225 Franklin Street
Boston, MA 02101


Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863



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